Exhibit 99.1
HEALTHCARE SERVICES GROUP, INC.
REPORTS RESULTS FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND DECLARES FIRST QUARTER 2007 CASH DIVIDEND
•	Net income up 31% on an 18% increase in revenues

•	Quarterly cash dividend raised 7% over 2006 fourth quarter cash dividend and 36% over 2006 first quarter cash dividend
Bensalem, PA – April 17, 2007, Healthcare Services Group, Inc. (NASDAQ-HCSG) reported that revenues for the three months ended March 31, 2007 increased by over 18 % to $140,679,000 compared to $118,918,000for the same 2006 period. Net income increased over 31% for the three months ended March 31, 2007 to $7,450,000 or $.27 per basic and $.26 per diluted common share, compared to the 2006 first quarter net income of $5,676,000 or $.21 per basic and $.20 per diluted common share.
     Additionally, the Company’s Board of Directors has declared a first quarter 2007 cash dividend of $.15 per common share payable on May 11, 2007 to shareholders of record at the close of business April 27, 2007. The first quarter 2007 cash dividend represents a 7% increase over the cash dividend declared for the 2006 fourth quarter and is the sixteenth consecutive regular quarterly cash dividend payment, as well as the fifteenth consecutive increase since our initiation of regular quarterly cash dividend payments in 2003.

1st Quarter Earnings Release Page 2	April 17, 2007
Cautionary Statement Regarding Forward-Looking Statements
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 2-IE of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, are not historical facts but rather based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; one client accounting for approximately 16% of revenues in the 2007 first quarter; risks associated with our acquisition of Summit Services Group, Inc., including integration risks and costs, or such business not achieving expected financial results or synergies or failure to otherwise perform as expected; our claims experience related to workers’ compensation and general liability insurance;

Earnings Release Page 3	April 17, 2007
the effects of changes in, or interpretations of laws and regulations governing the industry, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006 Part I thereof under “Government Regulation of Clients”, “Competition” and “Service Agreements/Collections”, and under Part IA “Risk Factors ”. Many of our clients’ revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which Congress has affected through the enactment of a number of major laws during the past decade. These laws have significantly altered, or threatened to alter, overall government reimbursement funding rates and mechanisms. The overall effect of these laws and trends in the long-term care industry have affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed upon payment terms. These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.
     In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Earnings Release Page 4	April 17, 2007
     Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and food services to long-term care and related facilities.

Company Contacts:
Daniel P. McCartney	Thomas Cook
Chairman and Chief Executive Officer	President and Chief Operating Officer
215-639-4274	215-639-4274

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31 , 2007	December 31 , 2006
Cash and cash equivalents	$78,999,000	$72,997,000
Accounts receivable, net	80,691,000	78,086,000
Other current assets	18,558,000	17,154,000
Total current assets	178,248,000	168,237,000

Property and equipment, net	4,748,000	4,875,000
Notes receivable— long term, net	8,082,000	7,861,000
Goodwill , net	14,570,000	14,543,000
Other Intangible Assets, net	6,883,000	7,148,000
Deferred compensation funding	8,356,000	7,385,000
Other assets	5,844,000	5,507,000

Total Assets	$226,731,000	$215,556,000

Accrued insurance claims— current	$4,623,000	$4,647,000
Other current liabilities	25,431,000	22,963,000

Total current liabilities	30,054,000	27,610,000

Accrued insurance claims— long term	10,786,000	10,843,000
Deferred compensation liability	12,497,000	11,626,000
Stockholders’ equity	173,394,000	165,477,000

Total Liabilities and Stockholders’ Equity	$226,731,000	$215,556,000

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended
	March 31 ,
	2007	2006
Revenues	$140,679,000	$118,918,000
Operating costs and expenses:
Cost of services provided	119,314,000	102,182,000
Selling, general and administrative	10,511,000	9,074,000
Other income:
Investment and interest	1,261,000	1,347,000

Income before income taxes	12,115,000	9,009,000
Income taxes	4,665,000	3,333,000

Net income	$7,450,000	$5,676,000

Basic earnings per common share	$.27	$.21

Diluted earnings per common share	$.26	$.20

Cash dividends per common share	$.14	$.10

Basic weighted average number of common shares outstanding	27,771,000	27,320,000

Diluted weighted average number of common shares outstanding	29,108,000	28,620,000